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                                  Exhibit 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the incorporation by reference in this Registration Statement of Health Systems International, Inc. and Foundation Health Corporation on Form S-4 (anticipated to be filed on or about January 6, 1997), of our report dated February 16, 1994, except Note 17 as to which the date is March 18, 1994, with respect to the consolidated financial statements of Intergroup Healthcare Corporation for the year ended December 31, 1993, appearing in and incorporated by reference in the Annual Report on Form 10-K/A of Foundation Health Corporation for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Tucson, Arizona
January 3, 1997